Exhibit 10.4

Execution Copy [Corrected]

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is made effective September 30, 2003, by and between KP Sports, Inc., a Maryland corporation doing business as Under Armour Performance Apparel (hereinafter, the “Company”), and J. Scott Plank (hereinafter, the “Executive”). For purposes hereof, the Company and the Executive are referred to collectively as the “Parties” and, individually, as a “Party.”

RECITALS

WHEREFORE, the Company desires to employ the Executive as Vice President of Finance, subject to the terms and provisions of this Agreement, and the Executive desires such employment with the Company, subject to the terms and provisions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

1. Term. Unless earlier terminated as provided herein, the Company hereby agrees to employ the Executive and the Executive hereby accepts such employment for a three year period commencing September 30, 2003 and ending on September 30, 2006, upon the terms and conditions hereinafter set forth. Commencing on September 30, 2006 and each September 30th thereafter, the Term (as defined below) shall automatically be extended for one additional year, unless the Executive’s employment with the Company has been previously terminated pursuant to Section 9 of this Agreement or unless the Executive or the Company shall have given written notice to the other at least sixty (60) days prior thereto that the Term shall not be so extended. For the purposes of this Agreement, the employment term as defined in this Section, including any extension thereof, shall be the “Term.”

2. Duties. During the Term, the Executive shall serve as Vice President of Finance (hereinafter, “Vice President of Finance”) of the Company and shall report to, and have those duties, responsibilities, and authority assigned him from time to time by, the Chief Executive Officer of the Company (hereinafter, the “CEO”). The Executive shall have the powers and authority consistent with such responsibilities, duties, and authority. The Executive shall devote substantially all his working time, attention, knowledge, and skills faithfully, diligently, and to the best of his ability, in furtherance of the business and activities of the Company. During the Term, the Executive shall refrain from engaging in any activity which is or may be contrary to the welfare, interests, or benefits of the Company and from engaging in any activity which is or may be competitive with the activities of the Company. Nothing in this Section shall preclude the Executive from engaging in charitable, professional, and community activities, in each case as long as such activities do not interfere, conflict, or give the appearance of conflicting in any way with the Executive’s performance under this Agreement. In addition, the Executive shall be permitted to perform incidental duties and responsibilities for his family investments provided that such family business duties shall not interfere with his duties to the Company. The Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company, and the Executive acknowledges receipt of copies of all such rules, regulations, instructions, personnel practices and policies of the Company committed to writing as of the date of this Agreement.

3. Base Salary. In consideration for the services to be rendered by the Executive hereunder and for all rights and covenants granted herein, the Company shall pay to the Executive a gross salary at a rate of $160,000.00 per year (hereinafter, the “Base Salary”). This Base Salary shall be paid in equal monthly or bi-weekly installments, in accordance with the customary payroll practices of the Company and subject to such deductions and withholdings as are required by law and applicable regulations. This Base Salary may be adjusted from time to time at the discretion of the CEO or the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) or the Board of Directors of the Company (the “Board”) if there is no Compensation Committee.

4. Bonus. The Executive shall be eligible to receive an annual bonus. The actual bonus amount, if any, will be determined by the CEO or the Compensation Committee, or the Board if there is no Compensation Committee, in his or its sole discretion based upon certain factors including the Company’s performance and the Executive’s performance. Any bonus payment will be subject to such deductions and withholdings as are required by law and applicable regulations. The Executive understands that the Company is not obligated under this Agreement to pay any bonus to the Executive, and further that the payment of a bonus under this Section by the Company does not establish any obligation or duty on the part of the Company to continue such bonus payment.

5. Equity Incentives. The Executive will be eligible in the sole discretion of the Compensation Committee, or the Board if there is no Compensation Committee, to receive equity incentives pursuant to the Company’s Stock Incentive Plan. All awards pursuant to the Company’s Stock Incentive Plan shall be subject to the terms and provisions of that plan, or any similar plan, and any award agreement with respect to such award. The vesting, exercisability and termination provisions regarding such awards shall be subject to the terms and provisions of the Company’s Stock Incentive Plan, or other similar plan, pursuant to which the award was made, and the corresponding award agreement.

6. Employee Benefits. The Executive shall be entitled to participate in or receive benefits under any employee benefit plan, arrangement or perquisite generally made available by the Company from time to time to all of its executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans, arrangements and perquisites. Any payments or benefits payable to the Executive hereunder in respect of any year during which the

Executive is employed by the Company for less than the entire such year shall, unless otherwise provided in the applicable plan or arrangement be prorated in accordance with the number of days in such year during which he is so employed. Nothing contained in this Agreement shall prevent the Company from changing insurance carriers or from effecting modifications in insurance coverage for the Executive. The Executive shall also receive an automobile allowance of $1,000.00 per month.

7. Vacations; Holidays. The Executive shall be entitled to vacation days in accordance with the applicable vacation policies for comparable senior executives of the Company established by the Board, which shall be no less than three (3) weeks per year and which shall be taken at a reasonable time or times. The Executive shall be entitled to all public holidays observed by the Company.

8. Reimbursement of Expenses. The Company shall reimburse the Executive for all reasonable business expenses paid or incurred by the Executive in connection with the performance of his duties and responsibilities under this Agreement, upon presentation by the Executive of documentation, expense statements, vouchers and/or such other supporting information as the Company may reasonably request.

9. Termination. Notwithstanding the provisions of Section 1 hereof, the Executive’s employment with the Company shall terminate upon the occurrence of any of the following:

(a) expiration or non-extension of the Term in accordance with Section 1;

(b) at any time during the Term, the Company may terminate the Executive’s employment with the Company for Cause upon written notice to the Executive, which termination shall be effective immediately upon such written notice except as otherwise provide in this Section 9(b). For purposes hereof, “Cause” shall be defined as any of the following: (i) the Executive’s willful material misconduct or neglect in the performance of his duties as determined by the CEO; (ii) the Executive’s conviction by a court of competent jurisdiction, or the entry of a plea of guilty or nolo contendere by the Executive, of any felony, offense punishable by imprisonment in a state or federal penitentiary, or any offense, civil or criminal, involving material dishonesty, fraud, moral turpitude or immoral conduct; (iii) the Executive’s use of illegal drugs or abusive use of prescription drugs as determined by a licensed physician or physicians designated by the Company to examine the Executive; (iv) the Executive’s willful material breach of this Agreement as determined by the CEO, which breach is not cured within thirty (30) days after the Executive’s receipt of written notice from the Company specifying such breach and demanding a cure thereof; or (v) any conduct that is materially injurious to the reputation, business or business relationships of the Company;

(c) at any time during the Term, the Executive may terminate his employment with the Company for “Good Reason” upon written notice to the Company, which termination shall be effective as provided in this Section 9(c). For the purposes of this Agreement, “Good Reason” shall mean (i) the Company’s failure to perform or observe any of the material terms or provisions of this Agreement and the continued failure of the

Company to cure such default within thirty (30) days after written demand for performance has been given to the Company by the Executive, which demand shall describe specifically the nature of such alleged failure to perform or observe such material terms or provisions, (ii) a material reduction in the scope of the Executive’s duties, authority, responsibilities or title as in effect immediately prior to such reduction; (iii) the Company’s assignment to the Executive of duties which are materially inconsistent with the Executive’s position as Vice President of Finance; (iv) a material reduction by the Company in the Executive’s Base Salary or in any other benefits made available to other senior executives of the Company; or (v) the Executive’s relocation to a facility or a location more than fifty (50) miles from the then present location without the Executive’s prior written consent, and in each case the failure of the Company to cure the same within thirty (30) days after receipt of written notice thereof from the Executive specifying such Good Reason and demanding cure thereof;

(d) at any time during the Term, the Company may terminate the Executive’s employment with the Company for any reason other than Cause, which termination shall be effective upon thirty (30) days prior written notice to the Executive;

(e) at any time during the Term, the Executive may terminate his employment with the Company for any reason other than Good Reason, which termination shall be effective upon thirty (30) days prior written notice to the Company; or

(f) at any time during the Term upon the Executive’s death or Inability to Perform (as defined herein), which termination shall be effective immediately upon the Executive’s death or written notice by either Party of the Executive’s Inability to Perform. For the purposes of this Agreement, “Inability to Perform” shall mean the Executive’s inability to perform all of the Executive’s duties hereunder by reason of illness, physical or mental incapacity or other similar condition, as determined by the Board in its sole discretion, which inability shall exist for more than ninety (90) days.

10. Effect of Termination.

(a) Termination due to expiration or non-extension of the Term by the Company pursuant to Section 1. Upon termination of the Executive’s employment due to expiration or non-extension of the Term as described in Section 9(a) of this Agreement by the Company, the Company shall continue to pay the Executive’s Base Salary through the twelfth (12th) full month following the effective date of the termination and pay the Executive’s COBRA premiums, on the same terms as existed before termination, if the Executive elects and continues COBRA coverage in connection with the health benefits plan that covered him as an employee, through the twelfth (12th) full month following the effective date of termination. The Company shall have no further obligation or duties to the Executive except as provided in this Section 10(a), and the Executive shall have no further obligations or duties to the Company except as provided in Sections 11, 12, and 13 of this Agreement. The Executive’s entitlement to amounts owing pursuant to this Agreement shall not be dependent upon the Executive’s efforts to “mitigate” loss or to find other employment, nor shall the amounts owing pursuant to this Agreement be subject to offset by compensation earned from a subsequent employer, provided, however, that the Company’s obligation to continue to provide the Executive with payments equal to the premiums for COBRA benefits shall cease if the Executive becomes eligible to participate in a health benefits arrangement as an employee that is substantially similar to those provided for under the COBRA continuation coverage. Any benefits pursuant to this Section 10(a) are contingent on the Executive’s executing an agreement containing a general release of claims against the Company, in a form acceptable to the Company.

(b) Termination by the Company for Cause or by the Executive for any reason other than Good Reason. Upon termination of the Executive’s employment by the Company for Cause, as described in Section 9(b) of this Agreement, or by the Executive for any reason other than Good Reason, as described in Section 9(e) of this Agreement, the Executive shall be entitled to only his Base Salary and benefits up to the date of the termination of his employment, and the Company shall have no further obligation or duties to the Executive except as provided in this Section 10(b), and the Executive shall have no further obligation or duties to the Company except as provided in Sections 11, 12 and 13.

(c) Termination by the Company other than for Cause or by the Executive for Good Reason. Upon termination of the Executive’s employment by the Company for any reason other than Cause, as described in Section 9(d) of this Agreement, or by the Executive for Good Reason, as described in Section 9(c) of this Agreement, the Company shall continue to pay the Executive’s Base Salary and pay the Executive’s COBRA premiums, on the same terms as existed before termination, if the Executive elects and continues COBRA coverage in connection with the health benefits plan that covered him as an employee, through the twelfth (12th) full month following the effective date of termination (hereinafter, the “Severance Period”), and the Executive shall have no further obligations or duties to Company, except as provided in Sections 11, 12, and 13 of this Agreement. The Company shall have no further obligation or duties to the Executive other than as set forth in this Section 10(c). The Executive’s entitlement to amounts owing pursuant to this Agreement shall not be dependent upon the Executive’s efforts to “mitigate” loss or to find other employment, nor shall the amounts owing pursuant to this Agreement be subject to offset by compensation earned from a subsequent employer, provided, however, that the Company’s obligation to continue to provide the Executive with payments equal to the premiums for COBRA benefits shall cease if the Executive becomes eligible to participate in a health benefits arrangement as an employee that is substantially similar to those provided for under the COBRA continuation coverage. Any benefits pursuant to this Section 10(c) are contingent on the Executive’s executing an agreement containing a general release of claims against the Company, in a form acceptable to the Company.

(d) Termination Due to the Executive’s Death or Inability to Perform. If the Executive’s employment is terminated by his death or by reason of his Inability to Perform, the Company shall pay to the estate of the Executive or to the Executive, as the case may be, the Base Salary and benefits up to the date of the termination of his termination of employment with the Company and the Company shall have no further obligation or duties to the Executive or to his estate or to his beneficiaries.

11. Restrictive Covenants.

(a) Confidentiality. During the Term and continuing subsequent to any termination of the Executive’s employment with the Company, the Executive shall maintain Confidential Information, as defined in Section 11(a)(i) below, as secret and confidential unless the Executive is required to disclose Confidential Information pursuant to the terms of a valid and effective order issued by a court of competent jurisdiction or a governmental authority. The Executive shall use Confidential Information solely for the purpose of carrying out those duties assigned him as an employee of the Company and not for any other purpose. The disclosure of Confidential Information to the Executive shall not be construed as granting to the Executive any license under any copyright, trade secret or any right of ownership or right to use the Confidential Information whatsoever.

(i) For the purposes of this Section 11, “Confidential Information” shall mean all information related to the Company’s business that is not generally known to the public. Confidential Information shall include, but shall not be limited to: (w) any financial, business, planning, operations, services, potential services, products, potential products, technical information, intellectual property, trade secrets and/or know-how, formulas, production, purchasing, marketing, sales, personnel, customer, supplier, or other information of the Company; (x) any papers, data, records, processes, methods, techniques, systems, models, samples, devices, equipment, compilations, invoices, customer lists, or documents of the Company; (y) any confidential information or trade secrets of any third party provided to the Company in confidence or subject to other use or disclosure restrictions or limitations; and (z) any other information, written, oral or electronic, whether existing now or at some time in the future, whether pertaining to current or future developments, and whether accessed prior to the Executive’s tenure with the Company or to be accessed during his future employment or association with the Company, which pertains to the Company’s affairs or interests or with whom or how the Company does business. The Company acknowledges and agrees that Confidential Information shall not include information which is or becomes publicly available other than as a result of a disclosure by the Executive.

(ii) The Executive shall promptly notify the Company if he has reason to believe that the unauthorized use, possession, or disclosure of any Confidential Information has occurred or may occur.

(iii) All physical items containing Confidential Information, including, without limitation, the business plan, know-how, collection methods and procedures, advertising techniques, marketing plans and methods, sales techniques, documentation, contracts, reports, letters, notes, any computer media, customer lists and all other information and materials of the Company’s business and operations, shall remain the exclusive and confidential property of the Company and shall be returned, along with any copies or notes that the Executive made thereof or therefrom, to the Company when the Executive ceases his employment with the Company.

(b) Non-Competition. The Executive hereby covenants and agrees that at no time during the Executive’s employment with Company and for a period of one (1) year immediately following termination of the Executive’s employment with the Company, whether voluntary or involuntary, shall the Executive (i) develop, own, manage, operate, or otherwise engage in, participate in, represent in any way or be connected with, as officer, director, partner, owner, employee, agent, independent contractor, consultant, proprietor, stockholder (except for the ownership of a less than 1% stock interest in a publicly traded company), or otherwise, any business or activity competing with the Company or its affiliates such that he performs duties similar to those performed while employed by the Company or otherwise acts in any capacity similar to the capacity in which the Executive served the Company, or in any capacity in which the Executive may use or disclose any Confidential Information, or use, profit from, or enable others to use or profit from the Company’s goodwill or any goodwill developed by the Executive while an employee of the Company, within any geographic area in which the Company does or plans to do business while the Executive was employed, including but not limited to the United States, Canada and Japan; (ii) act in any way, directly or indirectly, with the purpose or effect of soliciting, diverting or taking away any business, customer, client or any supplier of the Company; or (iii) otherwise compete with Company in the sale or licensing, directly or indirectly, as principal, agent or otherwise, of any products competitive with the products, or services competitive with the services, developed or marketed by Company within any geographic area in which the Company does or plans to do business while the Executive was employed, including but not limited to the United States, Canada and Japan. The Executive acknowledges that he will provide unique services to the Company and that this covenant has unique, substantial, and immeasurable value to the Company.

(c) Non-Solicitation and Non-Interference with Customers and Other Business Relationships. The Executive hereby covenants and agrees that at no time during the Executive’s employment with the Company and for a period of one (1) year immediately following termination of the Executive’s employment with the Company, whether voluntary or involuntary, shall the Executive (i) solicit (other than on behalf of the Company) business or contracts for any products or services of the type provided, developed or under development by the Company during the Executive’s employment by the Company, from or with (x) any person or entity which was a customer of the Company for such products or services as of, or within one year prior to the Executive’s date of termination of employment with the Company, or (y) any prospective customer which the Company had solicited as of, or within one year prior to the Executive’s termination of employment with the Company or (ii) directly or indirectly contract with any such customer or prospective customer for any product or service of the type provided, developed or which was under development by the Company during the Executive’s employment with the Company. Further, the Executive shall not during the Executive’s employment with the Company and for a period of one (1) year immediately following termination of the Executive’s employment with the Company, whether voluntary or involuntary, knowingly interfere or attempt to interfere with any transaction, agreement or business relationship in which the Company was involved during the Executive’s employment with the Company.

(d) Non-solicitation or hiring of employees. The Executive hereby covenants and agrees that at no time during the Executive’s employment with the Company and for a period of one (1) year immediately following termination of the Executive’s employment with the Company, whether voluntary or involuntary, will the Executive act in any way with the purpose or effect of (i) hiring anyone who has been an employee of the Company, its divisions or subsidiaries within the preceding six (6) months or (ii) soliciting, recruiting or encouraging, directly or indirectly, any of the Company’s employees to leave the employ of the Company, its divisions or its subsidiaries.

12. Discoveries, Inventions, Trade Secrets, Trade Names, Copyrights, and Patents. As part of the rights granted herein to the Company, the Executive agrees that all right, title and interest of any kind and nature whatsoever in and to any inventions, product, know-how, trade secrets, patents, trademarks, methods, procedures, copyrights, seminars, discoveries, improvements, ideas, creations, and other technical properties, whether or not patentable or subject to rights of copyright and/or trademark, which are conceived or made by the Executive during the Term, and which are related to any of the business and/or activities of the Company and any other lines of business which the Company subsequently pursues in any form to include but not be limited to a strategic plan, research, feasibility studies, development, manufacturing, and customer contact (including but not limited to intellectual property, know-how, trade secrets, and patents in process or granted) or the performance by the Executive of his services hereunder, shall be considered “Works for Hire” and shall be and become the sole and exclusive property of the Company for all purposes. The Executive shall promptly disclose to the Company any such conception or other work product of the type as is generally described in the immediately preceding sentence. The Executive agrees to execute any and all applications, assignments and other written instruments that the Company may deem necessary and appropriate to confirm the title and interest of the Company therein and thereto. The obligations of the Executive under this Section 12 shall be binding upon his assignees, employers, other corporate or research affiliates, executors, administrators and heirs. The grant, transfer and assignment to the Company by the Executive of rights to intellectual properties shall remain effective for such periods of time as applicable law may permit with respect to the ownership of any such intellectual property or materials.

13. Enforcement; Remedies. The Executive understands and agrees that he will provide unique services to the Company and that the restrictions contained in Sections 11 and 12 of this Agreement are reasonable, fair, and equitable in scope, terms, and duration, are necessary to protect the legitimate business interests, trade secrets, and good will of the Company, and are a material inducement to the Company to enter into this Agreement, and that any breach or threatened breach of the restrictions stated in Sections 11 and 12 would cause the Company substantial and irreparable harm for which there is no adequate remedy at law. The Executive further acknowledges that the restrictions set forth in Sections 11 and 12 may limit his employment opportunities, but he represents that he will be able to obtain suitable employment without violating the provisions of Sections 11 and 12. Therefore, the Executive agrees and consents to the issuance of injunctive relief in favor of the Company by any court of competent jurisdiction, where, in the Company’s sole discretion, the Company has acted upon reasonable information concerning a breach or potential breach of this Agreement, to enjoin the breach of any of the covenants of the Executive contained in Sections 11 and 12 of this Agreement. The Executive will provide the Company a full accounting of all proceeds and profits received by the Executive as a result of or in connection with a breach of this Agreement. Unless prohibited by law, the Company shall have the right to retain any amounts otherwise payable by the Company to the Executive to satisfy any obligations of the Executive as a result of any breach of this Agreement. The Executive hereby agrees to indemnify and hold harmless the Company from and against any damages incurred by the Company as assessed by a court of competent jurisdiction as a result of any breach of Sections 11 and 12 of this Agreement by the Executive. Nothing contained in this Section shall invalidate or waive any other rights or remedies which the Company may have at law or in equity.

14. Change in Control. Notwithstanding any other provisions of this Agreement, the Company agrees that in the event a Change of Control (as hereinafter defined) occurs and the Executive leaves the employ of the Company and the combined entity for whatever reason (other than (i) termination for Cause, (ii) death, (iii) Inability to Perform as described in Section 9(f) of this Agreement or (iv) by Executive for any reason other than Good Reason):

(a) If the termination occurs within twelve (12) months after a Change of Control, Company shall continue to pay the Executive’s Base Salary through the twenty-fourth (24th) full month following the effective date of termination.

(b) To the extent the Executive remains eligible, for twelve (12) months after termination of his employment, the Company shall continue to allow the Executive to remain covered by all applicable noncash benefit plans of the Company, except for the retirement plans or retirement programs in which the Executive participates or any successor plans or programs in effect on the date of a Change in Control; provided, however, that if during such time the Executive should enter into the employment of a competitor of the Company, participation in such noncash benefit plans would cease. In the event the Executive is ineligible under the terms of such plans to continue to be so covered, the Company shall use its best efforts to provide substantially equivalent coverage through other sources. If the Company is unable to provide substantially equivalent coverage through other sources, then the Company shall pay in cash to the Executive the amount the Company would have had to expend to provide such coverage assuming standard risk.

(c) The Executive’s payments received hereunder shall be considered severance pay in consideration of past service, continued service from the date of this Agreement, and full adherence to all restrictions that survive the termination of this Agreement, and entitlement thereto shall not be governed by any duty to mitigate damages by seeking further employment nor offset by any compensation which may be received from future employment.

(d) The Executive’s payments received hereunder shall be in lieu of any payments or other benefits that the Executive would be entitled to receive pursuant to Sections 10(a) or 10(c) of this Agreement.

(e) The specific arrangements referred to above are not intended to exclude the Executive’s participation in other benefits available to executive personnel generally or to preclude other compensation or benefits as may be authorized by the Board of Directors of the Company from time to time, or as a result of the Change of Control.

(f) This Section shall be binding upon and shall inure to the benefit of the respective successors, assigns, legal representatives and heirs to the Parties hereto.

(g) For the purpose of this Agreement, a “Change of Control” shall mean: (i) a merger, reorganization or consolidation of the Company into or with another entity, a sale of stock or other similar transaction or series of related transactions in which the stockholders of the Company immediately prior to such merger, reorganization, consolidation, sale of stock or similar transaction own less than a majority of the surviving entity’s voting securities immediately after such merger, reorganization, consolidation, sale of stock or other similar transaction or (ii) the sale of all or substantially all of the assets of the Company, including assets to the company’s subsidiaries taken as a whole, to an unaffiliated third party in one or a series of related transactions.

15. Gross Up Payments. If the payment provided under Section 14 of this Agreement (the “Contract Payment”) is subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (“Code”), the Company shall pay the Executive on or before the fifth day following the date of termination, an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive, after deduction of any Excise Tax on the Contract Payment and such other Total Payments (as defined below) and any federal and state and local income tax and Excise Tax upon the payment provided for by this Section, shall be equal to the Contract Payment and such other Total Payments. For purposes of determining whether any of the payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) any other payments or benefits received or to be received by the Executive in connection with a Change of Control of the Company or the Executive’s termination of employment, whether payable pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, its successors, any person whose actions result in a Change of Control of the Company or any corporation affiliated (or which, as a result of the completion of a transaction causing a Change of Control, will become affiliated) with the Company within the meaning of Section 1504 of the Code (together with the Contract Payment, the “Total Payments”) shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company and acceptable to the Executive, whose acceptance shall not be unreasonably withheld, the Total Payments (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code either in their entirety or in excess of the base amount within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax, (ii) the amount of the Total Payments that shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Total Payments or (B) the amount of excess parachute payments within the meaning of Section 280G(b)(1) (after applying clause (i), above), and (iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Sections 280G(b)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the date of termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of the Executive’s employment, the Executive shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal and state and local income tax imposed on the Gross-Up Payment being repaid by the Executive if such repayment results in a reduction in Excise Tax and/or a federal state and local income tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(d) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of the Executive’s employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined.

16. Termination and Survivability. This Agreement shall terminate upon the termination of the Executive’s employment with the Company; provided, however, that the provisions of Sections 10, 11, 12, 13 , 14, 15 and 18 through 29 of this Agreement shall survive its termination.

17. Section Titles. The titles of the sections of this Agreement are for convenience only and shall not affect the interpretation of any section of this Agreement.

18. Waiver. A waiver by either Party of any of the terms or conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach of this Agreement. All remedies, rights, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

19. Severability. The rights and restrictions in this Agreement may be exercised and are applicable only to the extent that they do not violate applicable laws, and are intended to be limited to the extent necessary so that they will not render this Agreement illegal, invalid, or unenforceable. If any provision of this Agreement shall be deemed to be invalid or unenforceable, then that provision shall be modified to make it enforceable to the maximum extent possible, and the remaining provisions of this Agreement shall not be affected thereby and shall remain in full force and effect.

20. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both Parties and their respective successors and assigns, including any entity with which or into which the Company may be merged or which may succeed to its assets or business; provided, however, that this Agreement requires the personal services of the Executive only, and the Executive shall not be entitled to assign any portion of his duties or obligations hereunder.

21. Notices. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

If to the Company:	KP Sports, Inc.
1020 Hull Street, 3rd Floor
Baltimore, Maryland 21230

22. Governing Law. This Agreement has been made and executed in the State of Maryland and shall be governed by the laws of Maryland applicable to contracts fully to be performed therein (but without giving effect to the conflicts or choice of law provisions of this Agreement that would give rise to the application of the domestic substantive law of any other jurisdiction).

23. Waiver of Jury Trial. THE PARTIES HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT. EACH OF THE PARTIES REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, SUPPLEMENTS OR MODIFICATIONS TO (OR ASSIGNMENTS OF) THIS AGREEMENT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL (WITHOUT A JURY) BY THE COURT.

24. Consent to Jurisdiction. (a) EACH OF THE PARTIES HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF MARYLAND AND THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF THE STATE OF MARYLAND SITTING IN BALTIMORE CITY, MARYLAND, AS WELL AS TO THE JURISDICTION OF ALL COURTS TO WHICH AN APPEAL MAY BE TAKEN FROM SUCH COURTS, FOR THE PURPOSE OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT

OF, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

(b) EACH PARTY HEREBY EXPRESSLY WAIVES ANY AND ALL RIGHTS TO BRING ANY SUIT, ACTION OR OTHER PROCEEDING IN OR BEFORE ANY COURT OR TRIBUNAL OTHER THAN THE COURTS OF THE STATE OF MARYLAND AND COVENANTS THAT IT SHALL NOT SEEK IN ANY MANNER TO RESOLVE ANY DISPUTE OTHER THAN AS SET FORTH IN THIS SECTION 24 OR TO CHALLENGE OR SET ASIDE ANY DECISION, AWARD OR JUDGMENT OBTAINED IN ACCORDANCE WITH THE PROVISIONS HEREOF.

(c) EACH OF THE PARTIES EXPRESSLY WAIVES ANY AND OBJECTIONS IT MAY HAVE TO VENUE, INCLUDING, WITHOUT LIMITATION, THE INCONVENIENCE OF SUCH FORUM, IN ANY OF SUCH COURTS. IN ADDITION, EACH OF THE PARTIES CONSENTS TO THE SERVICE OF PROCESS BY PERSONAL SERVICE OR ANY MANNER IN WHICH NOTICES MAY BE DELIVERED HEREUNDER IN ACCORDANCE WITH SECTION 21.

25. Entire Agreement. This Agreement constitutes the entire agreement of the Parties and supersedes any and all previous agreements between the Parties relating to the subject matter hereof, including the Employment Agreement between the Company and the Executive dated September 4, 2001 (the “Prior Agreement”). Upon the execution by the Parties of this Agreement, the Prior Agreement immediately shall be terminated and of no further force and effect. This Agreement may not be modified orally, but only by an agreement in writing supplied by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

26. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall deemed to be an original but all of which together will constitute one and the same instrument.

27. Legal Expenses. In the event that any legal action is pursued to enforce any term or provision of this Agreement, including but not limited to any action seeking injunctive relief to prevent breach or reasonably anticipated breach of any term or provision of this Agreement, the prevailing party shall be entitled to recover all costs and expenses incurred thereby, specifically including reasonable attorneys’ fees.

28. Representations of the Executive. The Executive hereby represents to the Company as follows: (i) he is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or other party, (ii) his performance of all of the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to his employment with the Company, (iii) he has carefully read this Agreement, understands the contents herein, and freely and voluntarily assents to all of the terms and conditions of this Agreement, and (iv) he has had an opportunity to fully discuss and review the terms of this Agreement with an attorney

29. Miscellaneous. The Parties agree to execute all other such documents as may be required to effectuate or more readily carry out the provisions of this Agreement.

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IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement.

COMPANY: KP SPORTS, INC.		EMPLOYEE: J. SCOTT PLANK

By:	/s/ Kevin A. Plank	/s/ J. Scott Plank
Name: Kevin A. Plank		Date: September 30, 2003
Title: President and Chief Executive Officer
Date: September 30, 2003